UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to §240.14a-12

GAS NATURAL INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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June 26, 2015

Dear Fellow Shareholder:

You are cordially invited to attend the 2015 annual meeting of shareholders of Gas Natural Inc. on July 29, 2015 at 10:00 a.m. Mountain Time at the Great Falls Civic Center, Commission Chambers, 2 Park Drive South, Great Falls, MT, 59401.

As more fully described in the attached notice of annual meeting and the accompanying proxy statement, the principal business to be addressed at the meeting is the election of directors, the ratification of the appointment of our independent auditors for 2015 and the advisory approval of the 2014 executive compensation.

In addition, our management will report on our results and will be available to respond to your questions.

Your vote is important to us. Whether or not you plan to attend the annual meeting, please return the enclosed proxy card as soon as possible to ensure your representation at the meeting. You may choose to vote in person at the annual meeting even if you have returned a proxy card.

On behalf of the directors and management of Gas Natural, I would like to thank you for your support and confidence and look forward to seeing you at the meeting.

Sincerely,

Gregory J. Osborne

President and Chief Executive Officer

Notice of Annual Meeting of Shareholders

To Be Held on July 29, 2015

To the Shareholders of Gas Natural Inc.:

The annual meeting of shareholders of Gas Natural Inc., an Ohio corporation, will be held on July 29, 2015 at 10:00 a.m. Mountain Time at the Great Falls Civic Center, Commission Chambers, 2 Park Drive South, Great Falls, MT, 59401, for the following purposes:

1.	To elect six directors to serve for a one year term until the next annual meeting or until their successors are duly elected and qualified,

2.	To ratify the appointment of MaloneBailey, LLP as our independent auditor for the year ending December 31, 2015,

3.	To approve, on an advisory basis, the compensation of our named executive officers for 2014, and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only shareholders of record at the close of business on May 22, 2015 are entitled to vote at the annual meeting.

All shareholders are cordially invited to attend the meeting in person. However, to ensure your representation at the meeting, please sign and return the enclosed proxy card as promptly as possible in the postage prepaid envelope enclosed for your convenience. Any shareholder attending the meeting may vote in person even if he or she has returned a proxy card.

By Order of the Board of Directors,

Christopher J. Hubbert

Corporate Secretary

GAS NATURAL INC.

PROXY STATEMENT

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on July 29, 2015: This proxy statement and our annual report for the year ending December 31, 2014 are available on our website at http://proxy.egas.net.

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by our board of directors to be used at our 2015 annual meeting of shareholders to be held on July 29, 2015, and any postponements or adjournments of the meeting.

This proxy statement and the accompanying president’s letter, notice and proxy card, together with our annual report to shareholders for the year ended December 31, 2014, are being sent to our shareholders beginning on or about June 26, 2015.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Q:	When and where is the annual meeting?
A:	Our 2015 annual meeting of shareholders will be held on July 29, 2015 at 10:00 a.m. Mountain Time at the Great Falls Civic Center, Commission Chambers, 2 Park Drive South, Great Falls, MT, 59401.

Q:	What are shareholders voting on?
A:	Proposal 1 — Election of six directors (Michael Brooks Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter),

Proposal 2 — Ratification of the appointment of MaloneBailey, LLP as our independent auditor for the year ending December 31, 2015, and

Proposal 3 — Approval of the advisory resolution on executive compensation.

If a permissible proposal other than the listed proposals is presented at the annual meeting, your signed proxy card gives authority to Gregory J. Osborne or James E. Sprague to vote on any additional proposal.

Q:	Who is entitled to vote?
A:	Our record date is May 22, 2015. Only holders of our common stock as of the close of business on May 22, 2015 are entitled to vote. Each share of common stock is entitled to one vote.

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Q:	How do I vote?
A:	Sign and date each proxy card you receive and return it in the prepaid envelope. If you do not mark any selections, your proxy card will be voted in favor of the proposals. You have the right to revoke your proxy any time before the meeting by:

•	notifying our secretary,
•	voting in person, or
•	returning a later-dated proxy.

If you return your signed proxy card, but do not indicate your voting preferences, Gregory J. Osborne or James E. Sprague will vote FOR proposals 1, 2, and 3 on your behalf.

Q:	Who will count the vote?
A:	Representatives of Computershare, our transfer agent, will tabulate the votes. A designee from Computershare will be responsible for reviewing the vote count as election inspector.

Q:	What shares are included on the proxy card and what does it mean if I get more than one proxy card?
A:	The number of shares printed on your proxy card(s) represents all your shares under a particular registration. Receipt of more than one proxy card means that your shares are registered differently and are in more than one account. Sign and return all proxy cards to ensure that all your shares are voted.

Q:	What is a quorum and what effect do abstentions and broker non-votes have on the voting on the proposals above?
A:	As of the record date, 10,492,511 shares of our common stock were outstanding. A majority of the outstanding shares present or represented by proxy, constitutes a quorum for the purpose of adopting a proposal at the annual meeting. If you submit a properly executed proxy card, you will be considered part of the quorum. Abstentions and “broker non-votes” will be counted to determine whether or not a quorum is present. A broker non-vote occurs when a broker cannot vote a customer’s shares registered in the broker’s name because the customer did not send the broker instructions on how to vote on the matter. If the broker does not have instructions and is barred by law or applicable rules from exercising its discretionary voting authority in the particular matter, then the shares will not be voted on the matter, resulting in a “broker non-vote.” Abstentions and broker non-votes will not count as votes cast in the election of directors, in the vote on ratifying the appointment of our independent registered public accounting firm, or on the advisory vote relating to our executive compensation program. Therefore, abstentions and broker non-votes will have no effect on the voting on these matters at the meeting.

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Q:	What is the effect, if any, of the approval, or lack thereof, of Proposal 3, which is advisory?
A:	Because the vote on Proposal 3 is advisory, it will not be binding on us or our board. However, the compensation committee will take into account the outcome of the vote on Proposal 3 when considering future executive compensation arrangements.

Q:	Who can attend the annual meeting?
A:	All shareholders as of the record date, May 22, 2015, can attend.

Q:	What percentage of stock are our directors and executive officers entitled to vote at the annual meeting?
A:	Together, they are entitled to vote 56,059 shares, or 0.5% of the common stock entitled to vote at the annual meeting. (Please see “Security Ownership of Principal Shareholders and Management” beginning on page 31 for more details.).

Q:	When is a shareholder proposal due for the next annual meeting?
A:	In order to be considered for inclusion in next year’s proxy statement, shareholder proposals must be submitted in writing by February 27, 2016, to Christopher J. Hubbert, Corporate Secretary, Gas Natural Inc., 1375 E. 9th Street, Suite 3100, Cleveland, Ohio, 44114, and must be in accordance with the requirements of our code of regulations and Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the Exchange Act). (Please see “Shareholder Proposals” beginning on page 42 for more details.)

Q:	How do I nominate someone to be a director of Gas Natural?
A:	Any shareholder may recommend any person as a nominee for director by writing to Christopher J. Hubbert, Corporate Secretary, Gas Natural Inc., 1375 E. 9th Street, Suite 3100, Cleveland, Ohio, 44114. Our governance and nominating committee will review any nominees recommended to it by shareholders in accordance with the guidelines outlined in our governance and nominating committee charter which is available on our website at www.egas.net. Recommendations for directors by shareholders for next year’s annual meeting must be received no earlier than March 31, 2016, and no later than May 30, 2016, and nominations must be in accordance with the requirements of our code of regulations.

Q:	Who pays for the solicitation expenses?
A:	This proxy statement is being furnished in connection with the solicitation of proxies by our board of directors. The expense of soliciting proxies, including the cost of preparing, printing and mailing the proxy materials, will be paid by Gas Natural.

Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Gas Natural common stock beneficially owned by others to forward to these beneficial owners. Gas Natural may reimburse persons representing beneficial owners of Gas Natural common stock for their costs of forwarding solicitation materials to the beneficial owners. In addition to solicitation of proxies by mail, solicitation may be made personally, by telephone, by fax and other electronic means.

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PROPOSAL 1 — ELECTION OF DIRECTORS

At this annual meeting, six directors are to be elected to hold office until the next annual meeting of shareholders or until their respective successors are elected and qualified.

Nominees for election this year are Michael Brooks Bender, James P. Carney, Richard K. Greaves, Robert B. Johnston, Gregory J. Osborne and Michael R. Winter. Each has consented to serve until the next annual meeting or until his successor is duly elected and qualified.

If any director to be elected by you is unable to serve or for good reason will not serve, the board may, by resolution, provide for a lesser number of directors or designate a substitute nominee. In the latter event, shares represented by proxies may be voted for this substitute nominee.

The six nominees who receive the most votes will be elected directors.

The board of directors recommends that you vote FOR Mr. Bender, Mr. Carney, Mr. Greaves, Mr. Johnston, Mr. Osborne and Mr. Winter.

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THE BOARD OF DIRECTORS

The nomination of each of the nominees listed below to serve for a one-year term was recommended by the governance and nominating committee and approved by the board.

Name	Age	Position	Director Since

Michael B. Bender	37	Director	2015
James P. Carney	63	Director	2015
Richard K. Greaves	44	Director	2013
Robert B. Johnston	50	Director	2015
Gregory J. Osborne	36	Director President and Chief Executive Officer	2009
Michael R. Winter	61	Director	2014

Michael B. Bender, age 37, was appointed to our board of directors in February 2015. Mr. Bender brings more than ten years of experience in finance, acquisition and divestiture, and legal and governance matters. Mr. Bender currently serves as director, corporate secretary and corporate counsel of The InterTech Group, Inc., a large, privately-held, diversified holding company. An affiliate of The InterTech Group is the largest shareholder of Gas Natural and currently owns approximately 9% of our issued and outstanding common stock. Prior to his current role, Mr. Bender was an attorney at Moore and Van Allen, PLLC where he was the lead attorney for clients in various business, finance, mergers and acquisitions, and commercial property matters. He began his career at Powell Goldstein, LLP as a corporate securities law attorney. Mr. Bender earned his J.D. from the Walter F. George School of Law at Mercer University. Mr. Bender’s legal expertise and extensive knowledge of corporate governance matters are highly beneficial to our board.

James P. Carney, 63, was appointed to our board of directors in June 2015. Mr. Carney has nearly 35 years of experience serving in various financial positions in the utility industry. Mr. Carney has served as an expert financial witness in regulatory proceedings, had primary oversight responsibility for nearly $800 million of taxable nuclear decommissioning funds, and has over 22 years direct responsibility for the planning, structuring, and execution of over $75 billion of debt, equity securities and associated derivatives in the public, private and bank markets. Mr. Carney is currently serving as Executive in Residence in the Department of Finance, Insurance and Real Estate at Virginia Commonwealth University, in which capacity he also serves as chair of the executive committee of the Finance Advisory Council. In addition, Mr. Carney is an adjunct faculty member in the Department of Finance, Insurance and Real Estate.

Prior to his current roles, Mr. Carney served as the assistant treasurer and assistant corporate secretary of Virginia Electric and Power Company, before joining Dominion Resources, Inc., where he retired in December, 2013 as vice president — corporate finance and assistant treasurer. His extensive background and experience in corporate matters as they relate to capital markets, economic and financial analysis and regulatory proceedings brings valuable expertise to our board of directors.

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Richard K. Greaves, 43, has served as a director since July 2013. He is a certified public accountant who works in private practice providing accounting, tax preparation, tax planning and business consulting to individuals and corporations. Mr. Greaves is the president and chief financial officer of RGP, LLC, a firm specializing in acquiring, rehabilitating and leasing residential real estate in Lake and Cuyahoga County, Ohio. Prior to serving in these roles, Mr. Greaves was a partner at Ernst & Young, LLP in Cleveland, Ohio where he spent eighteen years providing accounting and financial reporting services for both private and public companies in the manufacturing, petrochemicals, consumer products and distribution industries.

Mr. Greaves is a member of the American Institute of Certified Public Accountants and the Ohio Society of CPA’s. Prior to beginning his career in accounting, Mr. Greaves obtained his undergraduate degree in Business Administration and Accounting from Kent State University. In 2011, Mr. Greaves paid a fine and served a brief jail term after he pled guilty to a charge of simple assault, a misdemeanor of the first degree. Mr. Greaves’ substantial experience in finance, accounting, internal controls, and SEC rules and regulations are highly beneficial to Gas Natural.

Robert B. Johnston, 50, was appointed to the board in June 2015 and serves as the executive vice president and chief strategy officer for The InterTech Group, Inc., a large, privately-held, diversified holding company. An affiliate of The InterTech Group is the largest shareholder of Gas Natural and currently owns approximately 9% of our issued and outstanding common stock. Mr. Johnston is responsible for merger and acquisition activities, investments and communications as well as oversight of a number of the InterTech Group’s operating companies. He currently serves on several public company boards including Supremex Inc. where he is the chairman of the board of directors, Fyffes PLC, Circa Enterprises, Span America Medical Products and Corning Natural Gas Holding Company. Additionally, he serves on the board of directors of the South Carolina Community Loan Fund, The Society for Educational Visits and Exchanges in Canada, and is a member of the advisory board of the McGill University Executive Institute. He previously served as the president, chief executive officer and deputy governor of the Hudson’s Bay Company. Mr. Johnston has also served on the boards of Pacific Northern Gas, Central Vermont Public Service Corporation, Galvanic Applied Sciences, The Hudson’s Bay Company, Canada’s National History Society and Carolina Youth Development Center. Mr. Johnston received an MBA from the John Molson School of Business, a MA in Public Policy & Public Administration and a BA in Political Science from Concordia University. Additionally, he holds the ICD.D Designation from the Institute of Corporate Directors (Canada). Mr. Johnston’s extensive financial and operational experience coupled with his corporate governance and regulated utility experience led the board to conclude that he has the requisite and desired skills for board service.

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Gregory J. Osborne, 36, has served as a director since September 2009. In May 2014, he became our chief executive officer. Mr. Osborne served as our president and chief operating officer from November 2013 until May 2014. Mr. Osborne served as our vice president from June 2013 until November 2013. In February 2012, Mr. Osborne was appointed president and chief operating officer of Energy West Resources, Inc., our marketing and production subsidiary. He previously served as president, chief operating officer and a director of John D. Oil and Gas Company (JDOG), a publicly-held oil and gas exploration company, from 2006 until January 2012. In November 2011, the United States District Court issued an order appointing a receiver to marshal and maintain the value of the assets of JDOG in connection with an action brought by one of the company’s creditors. In January 2012, JDOG filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court. The bankruptcy proceeding is currently ongoing. From 2003 until joining JDOG, he was president of Great Plains Exploration LLC, an oil and gas exploration company based in Mentor, Ohio that owns and operates oil and gas wells. From 2001 until joining Great Plains, he served as executive vice president of Orwell Natural Gas Company, a natural gas distribution company acquired by us in January 2010. From April 2009 to September 2010, he was a director of Corning Natural Gas Corporation, a publicly-held public utility company in Corning, New York, and a trustee of the Ohio Oil and Gas Association. Mr. Osborne graduated from The Ohio State University with a major in Business. Mr. Osborne’s managerial experience and service on the board of various energy related companies provides our board of directors with a wide range of industry specific knowledge.

Michael R. Winter, 61, was appointed a director of Gas Natural in September 2014. Mr. Winter is a former partner in the Buffalo, New York office of PricewaterhouseCoopers LLP (PwC) serving in that role from 1987 until his retirement in June 2014. During his tenure, Mr. Winter was responsible for leading the delivery of assurance and consulting services to public entities with experience principally in the utility and energy industry sectors. He worked with entities involved in all aspects of the natural gas industry, including E&P, gathering, pipeline, distribution, storage and marketing. During his more than thirty years of experience with PwC, Mr. Winter assisted clients with complex accounting and reporting issues, including regulatory accounting and SOX reporting. Mr. Winter also brings transactional experience including capital formation transactions, joint ventures, mergers and acquisitions, IPOs, debt and equity offerings and litigation support. Mr. Winter is currently on the board of directors and a member of the audit committee of Allied Motion Technologies Inc.

Mr. Winter received his BS from the State University of New York at Binghamton and his MBA from Canisius College. He is a licensed certified public accountant in New York and is a member of the American Institute of Certified Public Accountants and the New York State Society of Certified Public Accountants. His business and accounting expertise, including an in depth understanding of the natural gas industry and financial matters, make him highly qualified to serve as a director.

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Director Independence

The board of directors has determined and confirmed that each of Messrs. Bender, Carney, Greaves, Johnston and Winter do not have a material relationship with Gas Natural that would interfere with the exercise of independent judgment and are independent pursuant to applicable laws and regulations and the listing standards of the NYSE MKT.

Board Leadership Structure

Our board has no formal policy on whether the same person should simultaneously serve as chairman of the board and chief executive officer but generally endorses separation of the two offices. Currently, Gene Argo, a long term independent member of our board, is well qualified to provide strong board leadership as chairman, allowing our chief executive officer, Gregory J. Osborne, to focus his efforts on the day to day management of the company. Our independent directors meet on a regular basis in connection with committee service and as a whole. These sessions provide a balance between the different perspectives of the independent directors and the management directors while maintaining the proper independent oversight of management.

Our board of directors believes that the purpose of corporate governance is to ensure that we maximize shareholder value in a manner consistent with legal requirements and the highest standards of integrity. The board has adopted and adheres to corporate governance practices that the board and senior management believe promote our corporate purposes, are sound and represent best practices. We continually review these governance practices to make sure we comply with state and federal laws. Our board of directors oversees all business, property and affairs of Gas Natural. Our officers keep the members of the board informed of our business through discussions at board meetings and by providing them with reports and other materials.

Role of the Board in Risk Oversight

Although management is responsible for the day-to-day management of the risks that the company faces, our board has broad oversight responsibility for our risk management programs. In this oversight role, the board takes steps to satisfy itself that the risk management processes and risk mitigation strategies designed and implemented by our management team are functioning and effective. A management risk assessment committee, including our chief financial and chief executive officers, meets weekly to assess any significant or potentially significant operational, financial, legal, regulatory and other risks to the company, particularly the company’s risk exposure related to the price of natural gas. Our board typically meets monthly, and management, including our chief executive officer, chief financial officer and chief operating officer, reports on significant or potentially significant risks identified by management for the board’s consideration and evaluation. A risk that is particularly relevant to a specific board committee is first presented to that committee for evaluation. After the committee evaluates the risk, the committee chairman then reports on the discussion to the full board for further consideration if necessary. For example, a risk relating to our financial reporting process would be evaluated initially by our audit committee and then communicated by the audit committee chairman to the full board. In addition, our board consults with outside consultants, such as the company’s legal counsel or accountants, regarding various areas of potential risk and the steps management has taken to minimize these risks.

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Meetings of the Board of Directors

Gas Natural holds regular meetings of the board of directors each month and special meetings are held as necessary. In addition, management and the directors communicate informally on a variety of topics, including suggestions for agenda items for board of directors’ and committee meetings, recent developments, and other matters of interest to the directors. The board of directors has access to management at all times.

The independent directors meet in private sessions several times each year, as often as they deem necessary, without any directors who are also our employees or members of management present.

The board of directors held fifteen regular meetings and acted by written consent five times in 2014. All current members of the board participated in at least 75% of all board and applicable committee meetings in 2014. Gas Natural strongly encourages members of the board to attend the annual meeting. Seven of our then eight directors attended the 2014 annual meeting of shareholders held on July 30, 2014, either in person or by telephone.

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COMPENSATION DISCUSSION AND ANALYSIS

This section contains a discussion of our executive compensation program, including the philosophy and objectives of the program, the policies underlying the program, the types of compensation provided by the program and how we determined the compensation paid to each executive officer. The compensation committee endeavors to administer our executive compensation program using a fair and reasonable approach that allows us to remain competitive while also maintaining our overall strategic goals and business objectives.

The Compensation Committee

Gas Natural’s compensation committee is responsible for overseeing our compensation program. The purpose of the compensation committee is to carry out the responsibilities delegated by the board of directors relating to the review and determination of executive compensation. Accordingly, our compensation committee approves compensation for our executive officers, including our chief executive officer, and makes recommendations to our board regarding incentive compensation plans. Further, the compensation committee is responsible for

•	reviewing and approving our compensation philosophies,

•	evaluating each of our executive officers,

•	reporting to the board on compensation matters,

•	reviewing and approving the company’s goals and objectives relevant to the compensation of our executive officers, including our chief executive officer,

•	establishing performance goals and certifying results of the same,

•	reviewing and approving the chief executive officer’s recommendations regarding the compensation of senior management,

•	recommending incentive compensation and equity-based plans to the board, and

•	as necessary and appropriate, engaging a compensation consultant to assist the compensation committee in carrying out its duties.

Our compensation committee currently consists of three members of the board, Mr. Winter, the committee’s chairman, Mr. Brooksby, and Mr. Greaves.

Compensation Philosophy and Objectives

Gas Natural’s compensation philosophy endeavors to align the compensation of our executive officers with our overarching business plans, goals, values, and the advancement of the financial interests of our shareholders. Through the pursuit of our compensation objectives and philosophies, Gas Natural strives to reward our executive officers by compensating them in a manner that directly relates to management efforts to advance the interests of our shareholders, promote operational improvements and strategic growth, ensure safe and reliable gas distribution systems, provide excellent customer service, and develop internal systems and infrastructure to support corporate strategies. Each of these philosophies and objectives serve the purpose of attracting, recruiting and retaining experienced and qualified executive officers who will meaningfully contribute to Gas Natural’s success and maximize shareholder value.

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To achieve our compensation objectives in accord with our philosophies, Gas Natural strives to provide executive compensation packages that are competitive with companies of comparable size, as well as other market-based characteristics, taking into account compensation paid to executive officers with similar skills, experience, and capabilities. Gas Natural also takes into account budgetary limitations and the individual performance of our executive officers when determining compensation. The compensation committee may, in its discretion, utilize independent national consulting services to determine suitable executive compensation.

In 2013, the compensation committee engaged Effective Compensation Incorporated (ECI), an independent human resources consulting firm, in connection with reviewing and determining the compensation of our executive officers. In October 2013, ECI provided the compensation committee with a salary plan and summary market data as well as an analysis of the salary of our executive officers compared to the base averages from similarly situated companies. In February 2014, the independent directors of our board, upon the recommendation of our compensation committee, reviewed and approved adjustments to the compensation of our executive officers.

Role of Executive Officers in Our Compensation Program

The primary architect of our executive compensation program is the compensation committee. The compensation committee designs our executive compensation program, making recommendations regarding policies and procedures to the board as necessary. With the input of our chief executive officer, Mr. Osborne, the compensation committee is also primarily responsible for administering the executive compensation program. The compensation committee determines Mr. Osborne’s compensation and reviews recommendations for the compensation of the other executive officers. In its discretion, the compensation committee, prior to approval, may modify recommendations relating to the compensation of executive officers.

Elements of Our Compensation Program

Gas Natural subscribes to a total compensation program composed of a base salary, discretionary incentive compensation, including cash and equity bonuses and stock awards, benefit plans, and other perquisites. For more information see the “Summary Compensation Table.”

Base Salary

The base salary paid to our executive officers is a tool we utilize to provide an element of compensation that takes into account an executive officer’s relevant skills, prior experience and performance without establishing a base salary wholly contingent upon performance. The base salary also serves to attract, recruit and retain experienced and qualified executive officers and to reward effective management. The compensation committee determines Mr. Osborne’s base salary, reviews recommendations for the compensation of the other executive officers and approves their base salaries. When determining base salaries, the compensation committee will consider an executive officer’s current salary, current responsibilities, our financial status and objectives, an executive officer’s other methods of compensation, and individual performance, among other factors. The compensation committee does not maintain a strict formula for incorporating the various factors used to determine the base salary for each executive officer.

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Annual Incentive Compensation Plan

We do not maintain a formal annual bonus program for our executive officers. The compensation committee may, in its discretion, annually review the executive officers’ performance measured against our annual business plan and overall financial performance and recommend to our board awards of equity or cash bonuses or other forms of incentive compensation. Such recommendations made by the compensation committee further our goals of remaining competitive, and rewarding management efforts to attain successful financial performance, advancing the interests of our shareholders, and promoting operational improvements and strategic growth.

Long-Term Incentives

Long-term incentives are awarded in an effort to

•	keep our executive officers aligned with the long-term objectives of Gas Natural, and

•	attract and retain executive officers of outstanding ability.

We believe that long-term incentives should generally be awarded only with the achievement of specific goals and, accordingly, are used sparingly. We have adopted the 2012 incentive and equity award plan, which allows for the issuance of options, restricted stock, performance awards, other stock based awards and cash awards. The compensation committee, in consultation with executive management, is charged with designating those persons to whom awards are to be granted and determining the terms of the awards. In 2014, we granted restricted stock awards to Mr. Gregory Osborne in connection with his employment agreement valued at $58,200.

Benefit Plans

401(k) Plan. We maintain a tax-qualified profit sharing plan under Section 401(k) of the tax code that covers substantially all of our employees. The plan generally provides for voluntary employee pre-tax contributions of employee compensation, a profit sharing contribution of 3% allocated to each employee based on compensation and a discretionary profit sharing contribution of up to 7% of employee compensation. The plan also provides for an additional contribution by the company of 10% of each employee’s elective deferral, which is invested in shares of our common stock under the plan. In 2014, we made total profit sharing contributions of $549,000 under the 401(k) plan.

Employee Stock Ownership Plan. We maintain an employee stock ownership plan (ESOP) that covers substantially all of our employees. We may make contributions of Gas Natural common stock to the ESOP each year as determined by our board of directors. The contribution, if any, is recorded based on the current market price of our common stock. We did not make any contributions to the ESOP in 2014.

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Retiree Health Plan. We sponsored a defined benefit post-retirement health plan providing health and life insurance benefits to eligible retirees. The plan pays eligible retirees (post-65 years of age) $125 per month in lieu of contracting for health and life insurance benefits. The amount of this payment is fixed and will not increase with medical trends or inflation. In addition, the plan allows retirees between the ages of 60 and 65 and their spouses to remain on the same medical plan as active employees by contributing 125% of the current COBRA rate to retain this coverage. The 25% in excess of the current COBRA rate is held in a VEBA trust account, and benefits for this plan are paid from assets held in the VEBA trust account. In 2006, we discontinued contributions to the plan and are no longer required to fund the plan. As of December 31, 2014, the value of the plan assets were $133,000. The assets remaining in the VEBA trust account will be used to fund the plan until these assets are exhausted.

Dividend Reinvestment Policy. We have a policy that provides for any employee who owns shares of our common stock in our 401(k) plan or ESOP the opportunity to reinvest any dividends for additional shares of our common stock.

Perquisites and Other Fringe Benefits

Our executive officers receive health and welfare benefits, such as group medical, group life and long-term disability coverage, under plans generally available to all of our other employees. Employee savings and pension plans are also available to our executive officers. Certain of our executive officers receive other perquisites, including a car allowance and related automobile expenses. For more information see the “Summary Compensation Table” below.

Consideration of Shareholder Advisory Vote

In our 2014 Proxy Statement, we asked our shareholders to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2013. In doing so, we gave our shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote was not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in the proxy statement. Our shareholders approved the compensation of our named executive officers for 2013. Although the shareholder vote was advisory and not binding on us, the board did review and consider the results of the vote in determining our compensation policies and decisions.

Executive Officers

Biographical information for our president and chief executive officer, Gregory J. Osborne, is disclosed with the other members of the board of directors beginning on page 6.

Kevin J. Degenstein, 55, was appointed our chief operating officer and chief compliance officer in August 2014. Previously, he served as our president and chief operating officer from June 2008 until November 2013 when he departed Gas Natural. Previously, he served as our senior vice president of operations from 2006 to 2008. Mr. Degenstein served as the vice president of distribution for EN Engineering from 2002 through 2004 and the vice president of technology from 2004 through 2006. Prior to joining EN Engineering, Mr. Degenstein worked for Nicor Gas, an Illinois natural gas utility, from 1982 through 2001 and served as its chief engineer from January 2000 through December 2001. Mr. Degenstein has over 32 years of extensive experience in leading, expanding, growing, operating and maintaining natural gas utilities as well as designing natural gas distribution and transmission systems.

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Mr. Degenstein is a licensed professional engineer in the states of Illinois and Montana, an American Gas Association and Gas Technology Institute Chartered Industrial Gas Consultant and an NCCER Certified Craft Instructor in Gas Pipeline Operations and Maintenance. Mr. Degenstein obtained a BS in Civil Engineering in 1982 from North Dakota State University.

Jed D. Henthorne, 54, was appointed our vice president of administration beginning in September 2006 and our corporate controller in December 2014. Mr. Henthorne also serves as the vice president and chief financial officer of Gas Natural’s subsidiary, Energy West, Incorporated. Mr. Henthorne has been employed by us since 1988 and has served in professional and management capacities related to customer service, information technology and accounting. Mr. Henthorne earned a BS Degree in Management Information Systems – Accounting Option from the University of Wyoming.

James E. Sprague, 54, became our vice president and chief financial officer in May 2014, upon departing as a managing partner with Walthall, Drake & Wallace LLP CPAs, an accounting firm in Cleveland, Ohio. Mr. Sprague joined Walthall in 1987, was admitted as a partner in 1994, and has specialized in accounting and financial reporting for both private and public companies in the oil and gas industry. Mr. Sprague previously served as member of our board of directors from 2006 until 2010 and from July 2014 to February 2015. He is a certified public accountant and received a BS degree in Accounting from Bowling Green State University in 1982.

Summary Compensation Table

The following table summarizes the compensation paid by us to our current and former most highly compensated executive officers, referred to as our named executive officers, as determined in accordance with SEC rules, for the years ended December 31, 2014, 2013 and 2012.

Name and Principal Position	Year	Salary	Bonus	Stock Awards	All Other Compensation	Total
Gregory J. Osborne,	2014	$250,577	$—	$98,200	$78,371	$427,148
President and Chief	2013	$142,452	$15,000	$—	$67,974	$225,426
Executive Officer(1)	2012	$114,583	$—	$—	$53,332	$167,915
Richard M. Osborne,	2014	107,692	—	40,000	42,908	190,600
Former Chairman and Chief	2013	250,000	—	—	81,798	331,798
Executive Officer(2)	2012	250,000	—	—	53,008	303,008
James E. Sprague,	2014	195,154	50,000	—	51,382	296,535
Vice President and Chief	2013	—	—	—	—	—
Financial Officer(3)	2012	—	—	—	—	—
Thomas J. Smith,	2014	87,978	—	40,000	61,504	189,482
Former Vice President and	2013	145,500	20,100	—	65,058	230,658
Chief Financial Officer(4)	2012	198,263	48,900	46,856	66,808	360,827
Kevin J. Degenstein,	2014	100,961	—	—	173,127	274,088
Chief Operating Officer and	2013	229,621	21,000	—	14,881	265,502
Chief Compliance Officer(5)	2012	207,950	51,225	—	15,135	274,310
Jed Henthorne,	2014	157,792	—	—	6,474	164,266
Corporate Controller(6)	2013	144,203	5,000	—	6,496	155,699
	2012	140,700	10,000	—	6,958	157,658

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(1) Mr. Gregory Osborne served as our chief operating officer from November 2013 until May 2014. On May 14, 2014, Mr. Osborne became our president and chief executive officer. “Stock awards” amount represents restricted and unrestricted shares of our common stock granted to Mr. Osborne for compensation in connection with his July 21, 2014 employment agreement and for service as a director in 2013 and 2014. The amount reflects the value of the number of shares granted using the closing market price on the grant date. “All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $58,400 in 2014, $49,700 in 2013, and $38,500 in 2012, (ii) cash profit sharing contributions and (iii) the payments made by Gas Natural for the use of an automobile in the amounts of $11,733 in 2014, $13,800 in 2013, and $12,610 in 2012. During 2014, Gas Natural purchased an automobile for Mr. Osborne. Of the 2014 allowance, $5,700 reflects lease payments paid for Mr. Osborne’s automobile prior to the purchase of a new automobile by Gas Natural. Mr. Osborne’s remaining car allowance reflects the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the new automobile owned by Gas Natural.

(2) Mr. Richard M. Osborne served as our chief executive officer through May 1, 2014, and on our board through July 30, 2014. “Stock awards” amount represents shares of our common stock received by Mr. Osborne for compensation for serving as a director. The amount reflects the value of the number of shares issued using the closing market price on the grant date. “All other compensation” includes (i) fees paid to Mr. Osborne for service as a director in the amount of $28,400 in 2014, $49,700 in 2013, and $38,500 in 2012, and (ii) the value of a Gas Natural provided automobile in the amount of $14,508 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car). Mr. Osborne’s car allowance reflects the depreciation amount on the automobile owned by Gas Natural. “All other compensation” also includes the additional cost of $17,590 paid by Gas Natural in 2013 for a medical flight for Mr. Osborne while traveling for Gas Natural business.

(3) Mr. James Sprague became our vice president and chief financial officer effective May 1, 2014. “All other compensation” includes (i) fees paid to Mr. Sprague for service as a director in the amount of $40,000 in 2014, (ii) cash profit sharing contributions and company matching contributions which are invested in shares of our common stock as part of our 401(k) plan, and (iii) an automobile cash allowance in the amount of $4,200.

(4) Mr. Thomas Smith served as our chief financial officer and vice president until May 2014. “Stock awards” amount represents shares of our common stock granted to Mr. Smith in 2014 for compensation for serving as a director for 2013 and 2014. The amount reflects the value of the number of shares issued using the closing market price on the date of issuance. “All other compensation” includes (i) cash payments equal to the value of the shares of our common stock issued to Mr. Smith of $46,894 in 2012 as a component of his compensation package, (ii) fees paid to Mr. Smith for service as a director in the amount of $58,400 in 2014 and $46,200 for 2013, (iii) cash profit sharing contributions and company matching contributions which are invested in shares of our common stock as part of our 401(k) plan, and (iv) the value of a Gas Natural provided automobile in the amount of $11,616 in 2013 and 2012 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car).

(5) Mr. Kevin Degenstein served as our president and chief operating officer through November 15, 2013 when he departed Gas Natural. Mr. Degenstein rejoined the Company as our chief operating officer and chief compliance officer in August 2014. “All other compensation” includes (i) severance paid to Mr. Degenstein in the amount of $165,258 in 2014; (ii) cash profit sharing contributions and company matching contributions which are invested in shares of our common stock as part of our 401(k) plan, and (iii) an automobile cash allowance in the amount of $3,692 in 2014 and the value of a Gas Natural provided automobile in the amount of $4,185 in 2013 and 2012 (based on the incremental cost to Gas Natural, calculated as a portion of the amortized cost of the car).

(6) Mr. Jed Henthorne served as our vice president of administration prior to becoming our corporate controller on December 29, 2014. “All other compensation” includes cash profit sharing contributions and company matching contributions which are invested in shares of our common stock as part of our 401(k) plan.

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Grants of Plan-Based Awards

Name	Grant Date	All other stock awards: Number of shares of stock or units	All other option awards: Number of securities underlying options	Exercise or base price of option awards	Grant date fair value of stock and option awards
Gregory J. Osborne(1)	July 21, 2014	5,000	—	—	$11.64

(1) Gas Natural entered into an employment agreement with Mr. Gregory Osborne on July 21, 2014, in connection with his appointment as chief executive officer on May 14, 2014. In connection with Mr. Osborne’s employment agreement, Gas Natural granted 5,000 shares of restricted stock awards to Mr. Osborne which vest ratably over the three year period ending July 21, 2017, subject to a service requirement. For more information see “Employment and Separation Agreements” below.

Outstanding Equity Awards at Fiscal Year End

	Stock Awards
Name	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(2)	Grant Date	Type Of Award
Gregory J. Osborne(1)	5,000	$55,100	July 21, 2014	Restricted Stock Award

(1) Gas Natural entered into an employment agreement with Mr. Gregory Osborne on July 21, 2014, in connection with his appointment as chief executive officer on May 14, 2014. In connection with Mr. Osborne’s employment agreement, Gas Natural granted 5,000 shares of restricted stock awards to Mr. Osborne which vest ratably over the three year period ending July 21, 2017, subject to a service requirement. For more information see “Employment and Separation Agreements” below.

(2) The closing market price of Gas Natural’s stock at December 31, 2014 was $11.02.

Employment and Separation Agreements

Gregory J. Osborne. We entered into an employment agreement with Mr. Osborne on July 21, 2014 for a three year term, in connection with his appointment as chief executive officer on May 14, 2014.

Mr. Osborne received an initial annual base salary of $275,000 and will receive an annual bonus based on performance as determined by the board of directors. Gas Natural and Mr. Osborne also entered into a restricted stock award agreement. Mr. Osborne received 5,000 shares of our common stock which will vest annually, commencing on July 21, 2015, in one-third increments, subject to accelerated vesting in some instances and forfeiture if his employment is terminated for Cause (as defined in the employment agreement).

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During the employment period, Mr. Osborne will be eligible to (i) receive grants of stock options, restricted stock, performance awards, other stock-based awards, and cash awards under Gas Natural’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of Gas Natural, (iii) receive a Gas Natural provided automobile and reimbursement for reasonably incurred expenses for gas, insurance premiums, and maintenance related to the automobile, (iv) receive fringe benefits in accordance with our policies, and four weeks of paid vacation in each calendar year, and (iv) reimbursement for business related expenses incurred by Mr. Osborne in the performance of his duties.

Mr. Osborne may be terminated at any time by us, with or without Cause, and by Mr. Osborne at any time upon advance written notice to us. The employment relationship will be automatically severed in the case of Mr. Osborne’s death or disability.

Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Osborne without Good Reason (as defined in the employment agreement), no severance compensation will be due to Mr. Osborne. If, however, we terminate Mr. Osborne without Cause or Mr. Osborne resigns with Good Reason, Mr. Osborne will be entitled to severance compensation (i) in an amount equal to two times his annual base salary in effect at the time, (ii) a cash lump sum payment equal to the pro-rated portion of his annual performance-based bonus in effect at the time, and (iii) the continuation of Mr. Osborne’s existing health care coverage under COBRA for a period of twenty-four (24) months. Mr. Osborne is entitled to severance compensation for additional termination events as defined in the employment agreement.

Under the agreement, Mr. Osborne is also (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with us, and (iii) during the term of the agreement and for a period of two years following the termination of employment with us, prohibited from (a) competing with us and (b) soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of ours.

James E. Sprague. In connection with Mr. Sprague’s employment as our chief financial officer, beginning on May 1, 2014, we entered into an employment agreement with him on December 18, 2013. On December 29, 2014, we entered into an amended employment agreement with Mr. Sprague. Under the agreement, Mr. Sprague received a one-time signing bonus of $50,000 and an initial, annual base salary of $295,000, subject to upward adjustments as determined from time to time by the board of directors in its absolute discretion. During the employment period, Mr. Sprague will be eligible to (i) receive grants of stock options, restricted stock, performance awards, other stock based awards, and cash awards under Gas Natural’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to our employees or senior executive officers, (iii) receive fringe benefits in accordance with our policies and four weeks of paid vacation in each calendar year and (iv) reimbursement for business related expenses incurred by Mr. Sprague in the performance of his duties.

Mr. Sprague’s employment may be terminated at any time by us, with or without Cause (as defined in the employment agreement), and by Mr. Sprague at any time upon 60 days’ advance written notice to us. The employment relationship will be automatically terminated in the case of Mr. Sprague’s death or disability.

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Under the agreement, if the employment relationship is terminated by us for Cause, no severance compensation will be due to Mr. Sprague. If the employment relationship is terminated by us without Cause or by Mr. Sprague with Good Reason (as defined in the amendment to the employment agreement), Mr. Sprague will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) the performance-based bonus in effect at the time, and (iii) the continuation of Mr. Sprague’s existing health care coverage under COBRA, less Mr. Sprague’s contribution, for a period of twenty-four (24) months. Mr. Sprague is entitled to severance compensation for additional termination events as defined in the employment agreement.

Under the agreement, Mr. Sprague is also (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with the us, and (iii) during the term of the agreement and for a period of two years following his termination of employment, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of ours.

Kevin J. Degenstein. On July 27, 2014, Mr. Degenstein entered into an employment agreement with Gas Natural in connection with his appointment as chief operating officer and chief compliance officer. Mr. Degenstein received an initial annual base salary of $250,000 and will receive an annual bonus based on performance as determined by the board of directors. During the employment period, Mr. Degenstein will be eligible to (i) receive grants of stock options, restricted stock, performance awards, other stock based awards, and cash awards under Gas Natural’s plans, under such terms and conditions as the board of directors may determine in its discretion, (ii) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of Gas Natural, (iii) receive a vehicle allowance for an automobile, (iv) receive fringe benefits in accordance with the policies of Gas Natural and (v) reimbursement for business related expenses incurred by Mr. Degenstein in the performance of his duties.

Mr. Degenstein’s employment with us may be terminated at any time by us, with or without Cause (as defined in the employment agreement), and by Mr. Degenstein at any time upon advance written notice to us. The employment relationship will be automatically severed in the case of Mr. Degenstein’s death or disability.

Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Degenstein without Good Reason (as defined in the employment agreement), no severance compensation will be due to Mr. Degenstein. If, however, we terminate Mr. Degenstein without Cause or Mr. Degenstein resigns with Good Reason, Mr. Degenstein will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) moving expenses not to exceed $20,000 if the termination occurs within two years of the effective date of his employment, and (iii) the continuation of Mr. Degenstein’s existing health care coverage under COBRA, less Mr. Degenstein’s contribution, for a period of one (1) year. Mr. Degenstein is entitled to severance compensation for additional termination events as defined in the employment agreement.

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Under the agreement, Mr. Degenstein is also (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with us and (iii) during the term of the agreement and for a period of two years following the termination of employment with us, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of ours.

Jed Henthorne. We entered into an employment agreement with Mr. Henthorne on December 29, 2014, in connection with his employment as our corporate controller.

Mr. Henthorne received an initial annual base salary of $170,000 which will be eligible for upward adjustments subject to an annual review and approval by the board. During the employment period, Mr. Henthorne will be eligible to (i) participate in all savings, retirement and welfare plans applicable generally to employees and/or senior executive officers of the Gas Natural, (ii) receive grants of stock options, restricted stock, performance awards, other stock based awards, and cash awards under Gas Natural’s plans, under such terms and conditions as the board of directors may determine in its discretion, (iii) receive reimbursement for business related expenses incurred by Mr. Henthorne in the performance of his duties, and (iv) receive fringe benefits in accordance with the policies of the Gas Natural.

Mr. Henthorne’s employment with us may be terminated at any time by us, with or without Cause (as defined in the employment agreement), and by Mr. Henthorne at any time upon advance written notice to us. The employment relationship will be automatically severed in the case of Mr. Henthorne’s death or disability.

Under the agreement, if the employment relationship is terminated by us for Cause or by Mr. Henthorne, no severance compensation will be due to Mr. Henthorne. If, however, we terminate Mr. Henthorne without Cause, Mr. Henthorne shall be entitled to severance compensation in an amount equal to his annual base salary then in effect in equal installments on our regular pay days during the one-year period following the termination.

Under the agreement, if the employment relationship is terminated by us without Cause or by Mr. Henthorne with Good Reason (as defined in the employment agreement), Mr. Henthorne will be entitled to severance compensation (i) in an amount equal to his annual base salary in effect at the time, (ii) the performance-based bonus in effect at the time, and (iii) the continuation of Mr. Henthorne’s existing health care coverage under COBRA, less Mr. Henthorne’s contribution, for a period of twenty-four (24) months. Mr. Henthorne is entitled to severance compensation for additional termination events as defined in the employment agreement.

Under the agreement, Mr. Henthorne is also (i) prohibited from disclosing our confidential information or trade secrets, (ii) required to avoid conflicts of interest and disclose to the board of directors any facts that might involve a conflict of interest with us and (iii) during the term of the agreement and for a period of two years following the termination of employment with us, prohibited from soliciting individuals who are currently, or were within the 12 month period prior to his termination, employees, consultants, customers or clients of ours.

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Director Compensation

We currently pay each board member a monthly fee of $5,000 for their service on the board. We also reimburse all directors for expenses incurred in connection with their service as directors, including travel, meals and lodging.

The following table summarizes information with respect to the compensation paid to our directors during 2014. The table does not include Gregory J. Osborne, Richard M. Osborne, James E. Sprague and Thomas J. Smith who served as executive officers in 2014. The compensation of these individuals is disclosed with the other executive officers beginning on page 15.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	All Other Compensation	Total
W.E. “Gene” Argo	$53,400	$40,000	—	$93,400
Wade F. Brooksby	$53,400	$40,000	—	$93,400
Richard K. Greaves	$53,400	$28,330	—	$81,730
John R. Male	$53,400	$40,000	—	$93,400
Michael T. Victor	$53,400	$40,000	—	$93,400
Michael R. Winter(2)	$15,000	—	—	$15,000

(1) On March 26, 2014, under the 2012 Incentive and Equity Award Plan we issued a total of 30,833 shares to our directors. These shares were granted as additional compensation for the years 2013 and 2014. Each director received 4,000 shares, except Mr. Greaves who received 2,833 (prorated for 2013). The shares have no claw-back feature. The shares had a grant date fair value of $10.00 per share.

(2) Fees paid to Mr. Winter beginning in September 2014 through December 31, 2014.

Committees of the Board of Directors

Compensation Committee. A description of the compensation committee is contained in the compensation discussion and analysis beginning on page 11. The compensation committee met three times in 2014. Our compensation committee has a written charter which is available on our website at www.egas.net.

Governance and Nominating Committee. The committee is currently comprised of Mr. Argo, the chairman, and Mr. Bender. The committee performs its duties in accordance with the governance and nominating committee charter, available on our website at www.egas.net. Pursuant to its charter, the committee reviews corporate and board governance matters and evaluates and recommends candidates for nomination to the board of directors. The committee met twice during 2014.

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The board of directors has determined that the members of the nominating committee were independent as required by applicable laws and regulations and the listing standards of the NYSE MKT.

Audit Committee. A description of the audit committee is contained in the audit committee report beginning on page 25.

Compensation Committee Interlocks and Insider Participation

None of our directors or executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more of its executive officers serving as a member of our board of directors.

Nomination of Candidates for Director

Nomination by Nominating Committee. With respect to its recommendations of director nominees, the governance and nominating committee may establish the criteria for director service and will consider, among other things, the independence of the candidates under NYSE MKT listing standards and experience that creates value for the board, the company, and our shareholders. The criteria and selection process are not standardized and may vary from time to time. Although we do not have a formal policy of considering diversity in identifying nominees, we seek to maintain a board of directors with a diversity of experience, background, skills, and education. Relevant experience in business and industry, government, education, and other areas are prime measures for any nominee. The committee will consider individuals for board membership who are proposed by shareholders in accordance with the provisions of our code of regulations.

Nomination by Shareholder. In order for a shareholder to propose director nominations at our 2016 annual meeting of shareholders, a shareholder must provide a written notice, which must be received by Gas Natural at our principal executive office no earlier than March 31, 2016, and no later than May 30, 2016. The notice must include as to each person whom the shareholder proposes to nominate for election or re-election as a director:

•	the name, age, business address and residence address of the person,
•	the principal occupation or employment of the person,
•	the number of shares of our common stock beneficially owned by the person, and
•	any other information relating to the person that is required to be disclosed in solicitations for proxies for election of directors pursuant to Rule 14a under the Exchange Act;

and as to the shareholder giving the notice:

•	the name and record address of the shareholder,
•	the number of shares of our common stock beneficially owned by the shareholder,
•	a description of all arrangements or understandings between the shareholder and each proposed nominee and any other person pursuant to which the nomination is to be made by the shareholder,
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•	a representation that the shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice, and
•	any other information relating to the shareholder that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Rule 14a under the Exchange Act.

We may require any proposed nominee to furnish additional information reasonably required by us to determine the eligibility of the proposed nominee to serve as our director.

Shareholder Communications with Directors

Any of Gas Natural’s directors may be contacted in writing in care of Gas Natural Inc., 1375 E. 9th Street, Suite 3100, Cleveland, Ohio, 44114. Written communications addressed to the board in general are reviewed by our chairman for appropriate handling. Written communications addressed to an individual board member are forwarded to that director.

Code of Business Conducts and Ethics

Gas Natural has adopted a corporate code of business conduct that applies to all of our employees and directors, including our principal executive officer, principal financial officer, principal accounting officer, and persons performing similar functions. Our code of business conduct fully complies with the requirements of the Sarbanes-Oxley Act of 2002. Specifically, the code is reasonably designed to deter wrongdoing and promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships,

•	full, fair, accurate, timely and understandable disclosure in public reports,

•	compliance with applicable governmental laws, rules and regulations,

•	prompt internal reporting of code violations to an appropriate person identified in the code, and

•	accountability for adherence to the code.

A copy of the code is available on our website at www.egas.net. Any amendments or waivers to the code that apply to our principal executive officer, principal financial officer, principal accounting officer or persons performing similar functions, will be promptly disclosed to our shareholders.

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PROPOSAL 2 — RATIFICATION OF
MALONEBAILEY LLC AS OUR INDEPENDENT AUDITOR

Our audit committee has selected MaloneBailey LLP as our independent auditor for the year ending December 31, 2015. Although our code of regulations does not require the selection of our independent auditor to be submitted to shareholders for approval, this selection is being presented to you for ratification at the annual meeting. Representatives of MaloneBailey will not attend the annual meeting, but will be available telephonically to answer appropriate questions and make statements if they desire.

We need the affirmative vote of the majority of shares present in person or by proxy and entitled to vote at the meeting in order to ratify MaloneBailey as our independent accountants for the year ending December 31, 2015. Although shareholder approval of this appointment is not required by law or binding on the audit committee, the audit committee believes that shareholders should be given the opportunity to express their views. If the shareholders do not ratify the appointment of MaloneBailey as our independent registered public accounting firm, the audit committee will consider this vote in determining whether or not to continue the engagement of MaloneBailey. Even if the appointment is ratified, the audit committee may, in its discretion, direct the appointment of a different independent registered public accounting firm at any time during the year if the audit committee determines that such a change would be in the best interests of our shareholders.

The enclosed proxy will be voted FOR this proposal unless the proxy holders have otherwise instructed.

The audit committee and the board of directors recommend that you vote FOR the ratification of MaloneBailey as our independent auditors for the year ending December 31, 2015.

Principal Accountant Firm Fees and Services

On December 16, 2013, our independent accountants, Baker Tilly Virchow Krause, LLP (formerly ParenteBeard LLC), resigned, and on December 27, 2013, we engaged MaloneBailey LLP to serve as our independent accountants.

Principal Accountant Firm Fees and Services. The following is a summary of the aggregate fees billed to us for the years ended December 31, 2013 and December 31, 2014, by our independent registered public accountant, MaloneBailey, and their affiliates.

	Year ended December 31, 2013	Year ended December 31, 2014
Audit Fees	$277,076	$554,354
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total	$277,076	$554,354

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The following is a summary of the aggregate fees billed to us for the years ended December 31, 2013 and December 31, 2014 by our former independent registered public accountant, Baker Tilly, and their affiliates.

	Year ended December 31, 2013	Year ended December 31, 2014
Audit Fees	$280,757	$20,420
Audit-Related Fees	—	—
Tax Fees	76,472	—
All Other Fees	—	—
Total	$357,229	$20,420

Audit Fees. These fees are for professional services rendered by MaloneBailey or Baker Tilly, as applicable, for the audit of our annual consolidated financial statements, the review of financial statements included in our quarterly reports on Form 10-Q, and services that are typically rendered in connection with statutory and regulatory filings or engagements.

Tax Fees. These are fees for professional services rendered by Baker Tilly with respect to advisory services related to the preparation of income tax returns.

Pursuant to the written charter of our audit committee, the committee must pre-approve all audit and non-audit services provided by our independent auditors. The audit committee pre-approved all services provided by MaloneBailey and Baker Tilly and authorized us to pay the fees billed to us by MaloneBailey and Baker Tilly in 2013 and 2014.

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AUDIT COMMITTEE REPORT

In accordance with its written charter that was approved and adopted by our board, our audit committee assists the board in fulfilling its responsibility of overseeing the quality and integrity of our accounting, auditing and financial reporting practices. A copy of the audit committee charter is available on our website at www.egas.net. The audit committee is directly responsible for the appointment of Gas Natural’s independent public accounting firm and is charged with reviewing and approving all services performed for Gas Natural by the independent accounting firm and for reviewing the accounting firm’s fees. The audit committee reviews the independent accounting firm’s internal quality control procedures, reviews all relationships between the independent accounting firm and Gas Natural in order to assess the accounting firm’s independence, and monitors compliance with our policy regarding non-audit services, if any, rendered by the independent accounting firm. In addition, the audit committee ensures the regular rotation of the lead audit partner. The audit committee reviews management’s programs to monitor compliance with our policies on business ethics and risk management. The audit committee establishes procedures to receive and respond to complaints received by Gas Natural regarding accounting, internal accounting controls or auditing matters and allows for the confidential, anonymous submission of concerns by employees.

The audit committee met four times in 2014. The audit committee is currently comprised of Mr. Greaves, the committee’s chairman, Mr. Brooksby and Mr. Winter. The audit committee’s current composition satisfies the regulations of the NYSE MKT governing audit committee composition, including the requirement that all audit committee members be “independent directors” as defined in NYSE MKT listing standards. In addition, each member of the audit committee is able to read and understand financial statements, including balance sheets, income statements and cash flow statements. The board has determined that Mr. Greaves, Mr. Brooksby and Mr. Winter are “audit committee financial experts” under applicable SEC rules through their respective experience as public accountants and Mr. Brooksby’s experience as the former principal financial officer of Gas Natural’s subsidiary, Energy West, Incorporated, and InNexus Biotechnology Inc. In addition, Mr. Greaves, Mr. Brooksby and Mr. Winter are deemed to be “financially sophisticated” under applicable NYSE MKT rules. The audit committee reviews and reassesses its charter at least annually and will obtain the approval of the board for any proposed changes to its charter.

The audit committee oversees management’s implementation of internal controls and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report the information required for public disclosure. In fulfilling its oversight responsibilities, the audit committee reviewed and discussed the audited financial statements with management and MaloneBailey LLP, our independent accounting firm. The audit committee also discussed with MaloneBailey the matters required by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” The audit committee reviewed with MaloneBailey, which is responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, its judgment as to the quality, not just the acceptability, of our accounting principles and other matters as are required to be discussed with the audit committee pursuant to generally accepted auditing standards.

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In discharging its oversight responsibility as to the audit process, the audit committee obtained from our independent accounting firm a formal written statement describing all relationships between the independent accounting firm and us that might bear on the accounting firm’s independence consistent with the Public Company Accounting Oversight Board’s Rule 3526, “Communication with Audit Committees Concerning Independence,” and discussed with the accounting firm any relationships that may impact its objectivity and independence. In considering the accounting firm’s independence, the audit committee also considered whether the non-audit services performed by the accounting firm on our behalf were compatible with maintaining the independence of the accounting firm.

In reliance upon (1) the audit committee’s reviews and discussions with management and MaloneBailey, (2) management’s assessment of the effectiveness of our internal controls over financial reporting, and (3) the receipt of an opinion from MaloneBailey dated March 12, 2015, stating that the Gas Natural’s financial statements for the year ended December 31, 2014, are presented fairly, in all material respects, in conformity with U.S. generally accepted accounting principles, the audit committee recommended to our board that these audited financial statements be included in our Form 10-K for the year ended December 31, 2014, for filing with the SEC.

Audit Committee

Richard K. Greaves, Chairman

Wade F. Brooksby

Michael R. Winter

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PROPOSAL 3 — ADVISORY RESOLUTION
ON EXECUTIVE COMPENSATION

Background of the Proposal

In accordance with Section 14A of the Exchange Act, we are asking you to approve a non-binding, advisory resolution on the compensation of our named executive officers for 2014 as described in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Compensation Discussion and Analysis” beginning on page11 (commonly referred to as the “Say on Pay Proposal”). The Say on Pay Proposal gives shareholders an opportunity to express their views regarding the compensation of our named executive officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers as described in this proxy statement.

Say on Pay Proposal

Our executive compensation programs are designed to attract, retain, and motivate talented executives, reward performance, and keep the interests of our executives aligned with our long-term objectives. The compensation committee of our board of directors recommends to the board the compensation that is paid or awarded to our executive officers and ensures that the total compensation paid to our executive officers is fair, reasonable and competitive. Please read the “Compensation Discussion and Analysis” section beginning on page 11 of this proxy statement for additional details about our executive compensation programs, including information about the compensation of our named executive officers for 2014.

We are asking our shareholders to approve the following non-binding, advisory resolution at the annual meeting:

“RESOLVED, that the compensation paid to Gas Natural Inc.’s named executive officers for the year ended December 31, 2014, as disclosed pursuant to Item 402 of Regulation S-K in the executive compensation tables and related narrative discussion included in the section of this proxy statement captioned “Compensation Discussion and Analysis,” be and hereby is APPROVED.”

We need the affirmative vote of a majority of the shares present, in person or by proxy, and entitled to vote at this meeting in order to ratify this resolution.

Your vote on this Proposal 3 is advisory and is not binding on us, our board of directors or the compensation committee. The board of directors could, if it concluded it was in our best interests to do so, choose not to follow or address the outcome of the advisory resolution. However, our board values input from our shareholders and will consider the outcome of the vote when making future executive compensation decisions.

The enclosed proxy will be voted FOR this proposal unless the proxy holder has instructed otherwise.

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The compensation committee and the board of directors recommend that you vote FOR the approval of the advisory resolution on executive compensation.

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SECURITY OWNERSHIP OF
PRINCIPAL SHAREHOLDERS AND MANAGEMENT

The following table sets forth, as of May 22, 2015, information regarding the beneficial ownership of our common stock by

•	each shareholder known by us to be the beneficial owner of more than 5% of the stock,

•	each director and director nominee,

•	each named executive officer in our summary compensation table,

•	all of our current directors and officers as a group.

	Beneficial Ownership
Names and Address(1)	Common Stock	Percentage
W.E. “Gene” Argo	5,275	*
Michael Brooks Bender	—	—
Wade F. Brooksby	4,000	*
James P. Carney	—	—
Richard K. Greaves	2,833	*
Robert B. Johnston	3,500	*
Gregory J. Osborne	9,000	*
Michael T. Victor(2)	9,800	*
Michael R. Winter	2,500	*
Kevin J. Degenstein	1,496	*
Jed D. Henthorne(3)	17,655	*
James E. Sprague	—	—
All current directors, director nominees and executive officers as a group (12 individuals)	56,059	0.50%
Former directors and executive officers
Richard M. Osborne(4) 7265 Markell Road Waite Hill, OH 44094	89,000	*
Thomas J. Smith(5) 1750 Harrington Park Drive Jacksonville, FL 32225	7,213	*
5% Owner
Anita G. Zucker, Trustee of the Article 6 Marital Trust, under The First Amended and Restated Jerry Zucker Revocable Trust dated April 2, 2007(6) 4838 Jenkins Avenue North Charleston, SC 29405	940,000	8.96%

*Less than 1%

(1) Unless otherwise indicated, the address of each of the beneficial owners identified is c/o Gas Natural Inc., 1375 E. 9th Street, Suite 3100, Cleveland, OH 44114.

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(2) Shares are held by Michael T. Victor Revocable Trust HDI U/A DTD 12/15/2000.

(3) Includes 5,112 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan.

(4) All of Mr. Osborne’s shares are held by the Richard M. Osborne Trust. Based solely on information contained within the Schedule 14A filed by Mr. Osborne on January 15, 2015.

(5) Includes 213 shares of common stock held in our 401(k) plan. Pursuant to the terms of the plan, each participant has the right to direct the voting of the shares held by the plan. Based solely on information contained within Mr. Smith’s Form 4 filed with the SEC on April 7, 2014.

(6) Based solely on information contained within Amendment No. 1 to Schedule 13D filed with the SEC on February 6, 2015.

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Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors, executive officers and persons who own more than 10% of our common stock, to file with the SEC initial reports of ownership and reports of changes in ownership of our common stock. Our officers, directors and greater than 10% shareholders are required by the SEC to furnish us with copies of all Section 16(a) forms they file. Based solely on the review of copies of reports furnished to us or written representations that no reports were required, we believe that all Section 16(a) filing requirements were met in the last fiscal year.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Historically Gas Natural has engaged in various related party transactions with entities owned or controlled by our former chief executive officer, Richard M. Osborne. Beginning in December 2013, the board began adopting resolutions aimed at reducing the number of related party transactions. After Richard M. Osborne’s removal as chief executive officer on May 1, 2014 for, in part, not adhering to these board resolutions, the board has taken a measured approach to reduce or terminate, as appropriate, related party transactions with Richard M. Osborne while ensuring that we continue to serve our customers affected by such transactions. We have provided notices of termination of all written contracts with Richard M. Osborne’s entities that we are not contractually obligated to maintain or that we need in order to serve our customers. These efforts have been made in furtherance of Gas Natural’s long term plan to phase out related party transactions.

Our Acquisition of the Ohio Utilities

On January 5, 2010, we expanded into Ohio and Western Pennsylvania by acquiring several utilities owned primarily by our former chairman and chief executive officer, Richard M. Osborne. The acquisition was reviewed and discussed by a special committee of our board of directors and approved by our full board and shareholders. Through the acquisition, we acquired Orwell Natural Gas Company (Orwell), Northeast Ohio Natural Gas Corp. (NEO) and Brainard Gas Corp. (Brainard). When acquired, Orwell, NEO and Brainard were parties to various agreements with companies associated with Richard M. Osborne, as disclosed below.

Acquisition of John D. Marketing

On June 1, 2013, we acquired substantially all of the assets of John D. Oil and Gas Marketing Company, LLC (John D. Marketing). We created a subsidiary, Gas Natural Resources, LLC (Gas Natural Resources), to acquire the John D. Marketing assets. John D. Marketing is owned by the Richard M. Osborne Trust (Osborne Trust) and is engaged in the business of marketing natural gas. Richard M. Osborne is the sole trustee of the Osborne Trust.

As consideration for the purchase of the assets, we paid John D. Marketing the sum of $2,875,000 at closing, paid by the issuance of 256,926 shares of our common stock at a price of $11.19 per share. In addition, the purchase agreement provides for contingent “earn-out” payments for a period of five years after the closing of the transaction if the acquired business achieves an annual EBITDA target in the amount of $810,432, which is John D. Marketing’s EBITDA for the year-ended December 31, 2011. If actual EBITDA for a certain year is less than target EBITDA, then no earn-out payment will be payable for that particular earn-out period. We are currently engaged in litigation with John D. Marketing concerning whether an earn-out payment is due for 2013. We believe there is no earn-out due for 2014, but John D. Marketing has objected to our calculation of the earn-out.

The John D. Marketing purchase agreement was approved by a disinterested and independent special committee of our board of directors, the independent members of our board, and Gas Natural’s shareholders.

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Real Estate Transactions and Leases with Companies Controlled by Richard M. Osborne

On March 5, 2013, Gas Natural purchased the Matchworks Building in Mentor, Ohio for $1.9 million from McKay Real Estate Corporation, Matchworks, LLC, and Nathan Properties, LLC by and through Mark E. Dottore as Receiver in the United States District Court. The sellers are entities owned or controlled by Richard M. Osborne. A subsidiary of Gas Natural, 8500 Station Street, LLC, was formed to operate the property. Our Ohio headquarters were located in the Matchworks Building and we had the opportunity to purchase the building because it had fallen into receivership.

Upon purchasing the Matchworks Building, we acquired lease agreements with John D. Oil and Gas Company (JDOG), Lake County Title LLC and with OsAir, Inc. (OsAir). Net rent paid to us under the JDOG lease totaled $19,000 during 2014. JDOG moved out of the Matchworks Building in November 2014. Lake County Title is owned by Richard M. Osborne, Jr., a former employee and the son of Richard M. Osborne. Net rent paid to us under the Lake County Title lease totaled approximately $10,000 during 2014. Under the terms of the agreement, the lease expired on October 31, 2014. At that time, Lake County Title elected not to renew the original lease and opted to lease the space on a month-to-month basis. Lake County Title moved out of the Matchworks Building in April 2015, and Lake County Title has executed a promissory note in the amount of $21,084 for rent that was not paid.

OsAir is owned by the Osborne Trust and Richard M. Osborne is president and chief executive officer of OsAir. On October 7, 2013, 8500 Station Street, entered into a lease agreement with OsAir. OsAir was a tenant in the Matchworks Building when we acquired the building. Pursuant to the lease agreement, 8500 Station Street leased to OsAir approximately 6,472 square feet of office space in the Matchworks Building, for a time period of three years starting from March 1, 2013. This agreement was approved by the independent members of our board of directors. Net rent paid to us under this agreement totaled $33,000 during 2014. OsAir defaulted on payment under the lease and was evicted in September 2014. The company is currently engaged in litigation with OsAir concerning the lease.

Pursuant to triple net lease agreements effective as of July 1, 2008, Orwell leases space from (1) the Osborne Trust on the property located at 95 East Main Street, Orwell, Ohio (office space), and (2) Station Street Partners, LLC, another entity owned by the Osborne Trust, on the property located at 8470 Station Street, Mentor, Ohio (garage facilities and retail space). Each of these agreements has a term of 15 years. Net rent paid by us under this agreement totaled approximately $29,000 during 2014. In June 2013, the properties were purchased by an unrelated third party.

On December 18, 2013, Orwell entered into a lease agreement with Cobra Pipeline Co., Ltd. (Cobra), an entity owned and controlled by the Osborne Trust, pursuant to which Cobra leases to Orwell approximately 2,400 square feet of warehouse space located at 2412 Newton Falls Road, Newton Falls, Ohio. The term of the lease started on December 18, 2013, and will end on February 29, 2016. Following the end of the initial term, the lease agreement will continue on a month-to-month basis until either party decides to terminate it upon 30 days’ advance written notice to the other party. Net rent paid by us under this agreement totaled $24,000 during 2014.

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All lease arrangements described above (other than the lease agreements that we acquired) were reviewed and discussed by disinterested members of our board of directors and approved by our board of directors.

Gas Sale and Other Agreements with Companies Controlled by Richard M. Osborne

NEO, Orwell and Brainard entered into contracts for the sale and purchase of natural gas with Great Plains Exploration, Ltd. (Great Plains Exploration), a company owned by the Osborne Trust, in 2011. These agreements were replaced by a new contract with our subsidiary, Gas Natural Services Company, LLC (GNSC), effective April 1, 2011. The 2011 contract was subsequently replaced by a new agreement between GNSC and Great Plains Exploration, effective November 28, 2012, that established new price terms for the intrastate purchase of natural gas.

GNSC also entered into new contracts for the intrastate sale and purchase of natural gas with JDOG, a publicly-held oil and gas exploration company of which Richard M. Osborne is chairman and chief executive officer and a significant shareholder (effective November 25, 2011), OsAir (effective November 28, 2012), John D. Resources, LLC, a company owned by Richard M. Osborne (effective November 28, 2012), and Mentor Energy and Resources Company, a company owned by Richard M. Osborne (effective November 28, 2012). As a result of the order issued by the PUCO on November 13, 2013, we ceased all purchases under these agreements. On December 1, 2013, Orwell and NEO entered into contracts for the sale and purchase of natural gas with each of Great Plains Exploration, JDOG, John D. Resources, Mentor Energy and Resources Company and OsAir, and Brainard entered into a contract with Great Plains Exploration. These replaced the earlier agreements with GNSC and were not approved by the independent members of our board of directors. Each of the gas sale and purchase agreements may be terminated by either party with 30 days written notice. Our Ohio utilities paid approximately $241,000 in the aggregate for natural gas purchased from these companies during 2014. Orwell, NEO and Brainard ceased all purchases of gas under these agreements in August 2014. We have delivered notices of termination in accordance with the terms of these agreements.

John D. Marketing was a party to various gas purchase agreements with entities owned or controlled by Richard M. Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of John D. Marketing, these agreements were assigned to Gas Natural Resources. These affiliate gas purchase agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Three base contracts for the sale and purchase of natural gas, each dated April 1, 2011, between John D. Marketing and each of OsAir, John D. Resources, LLC and Mentor Energy and Resources Company. Gas Natural Resources purchased gas supplies from each of these entities pursuant to these agreements. These agreements will last indefinitely until terminated by either party upon 30 days’ written notice. We ceased all purchases of gas under these agreements in August 2014. We have delivered notices of termination in accordance with the terms of these agreements. Payments made by Gas Natural Resources under these agreements totaled approximately $124,000 for 2014.

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•	Two base contracts for the sale and purchase of natural gas, each dated April 1, 2011, between John D. Marketing and each of Great Plains Exploration and JDOG. Gas Natural Resources is contractually obligated to maintain the agreements with Great Plains Exploration and JDOG until they expire on May 31, 2016 and December 31, 2016, respectively. Payments made by Gas Natural Resources under these agreements totaled approximately $1,420,000 for 2014.

•	A base contract for the sale and purchase of natural gas between John D. Marketing and Cobra, dated April 1, 2010, pursuant to which John D. Marketing sells gas supplies to Cobra. This agreement will last indefinitely until terminated by either party upon 30 days’ written notice. There were no payments made under this agreement by Cobra to Gas Natural Resources in 2014.

On August 6, 2013, Gas Natural Resources entered into a base contract for the sale and purchase of natural gas with Cobra. Pursuant to the gas agreement, Cobra will sell gas supplies to Gas Natural Resources at the market price per unit at the time the sale of gas occurs, as determined based on the trading price of natural gas at the New York Mercantile Exchange. The gas purchase agreement will remain in effect until terminated by either party upon 30 days’ written notice. We did not purchase any natural gas from Cobra under this agreement in 2014 and we have delivered a notice of termination in accord with the terms of this agreement. The agreement was approved by the independent members of our board of directors.

On December 1, 2013, Orwell entered into a gas purchase agreement with Lake Shore Gas Storage, Inc. (Lake Shore Gas), which is an entity owned or controlled by Richard M. Osborne. Orwell agreed to purchase gas supplies from Lake Shore Gas. Orwell paid approximately $60,000 for gas supplies under this agreement in 2014. On March 1, 2014, Gas Natural Resources entered into a gas purchase agreement with Lake Shore Gas. Gas Natural Resources paid approximately $51,000 for gas supplies under this agreement in 2014. These gas purchase agreements were not approved in advance by the independent members of our board of directors. We have delivered notices of termination in accord with the terms of these agreements.

Agreements with Gas Pipeline Companies Controlled by Richard M. Osborne

Natural Gas Transportation Agreements. Orwell and Brainard have an agreement with Orwell-Trumbull Pipeline Co., LLC (Orwell-Trumbull), which is an entity owned by the Osborne Trust, for transportation service on its intrastate pipeline in Northeastern Ohio. The charge on the Orwell-Trumbull pipeline is a volumetric rate of $1.01 per thousand cubic feet (Mcf) plus shrinkage. Payments made for transportation services under this agreement totaled approximately $615,000 for 2014. This agreement has a current term of 15 years that began on July 1, 2008.

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Additionally, NEO, Orwell and Brainard have transportation agreements with Cobra for transportation on its intrastate pipeline in Northeastern Ohio. The price on the Cobra pipeline is a transportation rate of $0.50 per dekatherm plus shrinkage. Additional treating fees may be applied at $0.25 per Mcf. On April 1, 2013, NEO entered into agreements with Cobra modifying the transportation agreements. Pursuant to these modifications, Cobra agreed to transport a specified minimum number of dekatherms of natural gas per day for NEO’s use. NEO pays to Cobra a fee of $0.50 per dekatherm per day for this guaranty of pipeline capacity, whether or not it is utilized. These firm commitment agreements have a term of one year and renew annually unless terminated by either party by advance notice. The modifications to the transportation agreements were not approved in advance by our board of directors, but were reviewed, discussed and ratified by disinterested and independent directors at the April 2013 meeting of our board. Payments made for transportation services under these agreements were approximately $966,000 for 2014.

John D. Marketing was a party to various transportation service agreements with entities owned or controlled by Richard M. Osborne when we acquired its assets on June 1, 2013. Upon the closing of our acquisition of the assets of John D. Marketing, these agreements were assigned to Gas Natural Resources. These affiliate transportation agreements were reviewed and approved by the independent members of our board of directors and are as follows:

•	Three transportation service agreements between John D. Marketing and Cobra each dated January 30, 2008, for the transportation and re-delivery of natural gas in the Churchtown, Holmesville and North Trumbull areas. These agreements became effective on February 6, 2008, and automatically renew on a year-to-year basis unless terminated by either party with a written notice received before January 2 of the preceding year. Cobra charges tariff rates for its services under these agreements. Payments made by Gas Natural Resources under these agreements totaled approximately $163,000 for 2014.

•	A transportation service agreement between John D. Marketing and Orwell-Trumbull dated January 15, 2009 for the transportation and re-delivery of natural gas. This agreement became effective on February 6, 2009, and has a six year initial term with the possibility for year-to-year automatic renewals thereafter. The agreement may be terminated by either party with a written notice received before January 2 of the preceding year. Payments made by Gas Natural Resources under this agreement totaled approximately $242,000 for 2014.

Although we are permitted to terminate the foregoing transportation agreements with Orwell-Trumbull and Cobra, pursuant to their respective terms, we have elected to maintain these agreements in order to continue to serve our customers in the territories served by these pipelines.

Electronic Metering Service and Operation Agreements. Orwell, NEO and Brainard each have agreements dated April 15, 2009 with Cobra for the maintenance and operation of electronic metering points for the transportation of natural gas that are pursuant to the PUCO’s approved tariff. Orwell also has an agreement dated April 15, 2009 with Orwell-Trumbull for the same purpose. Each of the four agreements has a term of three years from the date of the installation of the electronic metering equipment and thereafter for successive one year terms until terminated. Each agreement provides for the payment of $125 per location per month as a fee for the operating and general maintenance of the gas metering and communication equipment. Payments made for services provided under these agreements totaled approximately $44,000 in 2014.

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Unless otherwise indicated, all agreements described above were reviewed and discussed by a disinterested and independent special committee of our board of directors and approved by our board of directors.

Other Related Party Transactions

Kykuit Resources. Our subsidiary, Energy West Resources, Inc., owns a 24.5% interest in Kykuit Resources, LLC, a developer of oil, gas and mineral leases in which it holds ownership interests. Certain related persons also have interests in Kykuit.

•	Richard M. Osborne owns a 26.4% interest in Kykuit.

•	JDOG is the managing member of Kykuit and owns a 23.2% interest. Richard M. Osborne is the chairman of the board and chief executive officer of JDOG. Our director, president and chief executive officer, Gregory Osborne, was president, chief operating officer and a director of JDOG until January 2012. Our former chief financial officer, Thomas J. Smith, was a director of JDOG until April 2014.

At December 31, 2014, our total investment in Kykuit was approximately $2,200,000 with a net value of $0 after deducting undistributed losses and investment impairment charges. Our investment in Kykuit was ratified by two disinterested and independent directors as well as all other members of our board of directors.

Parts and Equipment Supply Transactions. NEO, Orwell, Bangor Gas Company, LLC and Spelman Pipeline Holdings, LLC previously purchased parts and equipment for construction and maintenance of their distribution facilities from Big Oat’s Oil Field Supply Company, LLC, a company owned by the Osborne Trust. Purchases from this supply company totaled approximately $538,000 in 2014. These transactions were not approved in advance by our board of directors, but were reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members. In January 2014 our board adopted a resolution prohibiting transactions with Big Oats after March 1, 2014. Richard M. Osborne did not comply with this resolution, which was an element of his removal as chief executive officer on May 1, 2014.

Other Support Services. In 2010, NEO entered into an agreement with Great Plains Exploration to manage the required Ohio Department of Transportation drug and alcohol testing program for Great Plains Exploration’s employees. The agreement was for a five-year term. Great Plains Exploration paid NEO $3,600 for managing the compliance program in 2014. This agreement was terminated in September 2014. This transaction was not approved in advance by our board of directors, but was reviewed, discussed and ratified at monthly meetings of our board by disinterested and independent directors as well as other board members.

In October, November and December 2014, Orwell purchased various raw materials from OsAir for approximately $316 in total. These transactions were not approved by the independent members of our board of directors.

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Employment of Richard M. Osborne’s Sons. Gregory Osborne is the son of Richard M. Osborne, our former chairman of the board and chief executive officer. Mr. Gregory Osborne joined our board in 2009, was appointed president and chief operating officer of Energy West Resources, Inc., our Montana and Wyoming marketing and production subsidiary, in February 2012, was appointed president and chief operating officer of Gas Natural in November 2013, and was appointed our chief executive officer on May 15, 2014. Mr. Gregory Osborne received $427,148.00 in compensation for his services as an officer and director in 2014. Richard Osborne, Jr. is also the son of Richard M. Osborne. In 2010, we hired Richard Osborne, Jr. as a part-time employee providing real estate management services. Richard Osborne, Jr. received an annual salary of $80,000 and a car allowance of $6,000 in 2014. As of May 1, 2015, Richard Osborne, Jr. is no longer employed by Gas Natural because his services are no longer required as Gas Natural is not engaged in real estate projects.

NIL Funding Corporation. On April 6, 2015, Gas Natural entered into a Loan Agreement and Promissory Note with NIL Funding Corporation. Pursuant to the Note and Loan Agreement, NIL Funding made a single loan to Gas Natural in the principal amount of $5 million, bearing an interest rate of seven and one-half percent (7.5%) per annum, and a maturity date of October 3, 2015. The Note and Loan Agreement are subject to other customary loan covenants and default provisions. In an event of default, as defined under the Loan Agreement, NIL Funding may, at its option, require us to immediately pay the outstanding principal balance of the Note as well as any and all interest and other payments due or convert any part of the amounts due and unpaid to shares of Gas Natural’s common stock, $0.15 par value per share, at a conversion price of 95% of the previous day’s closing price on the NYSE MKT.

Gas Natural has used the proceeds from this loan, in part, to repay an intercompany payable owed to Energy West, Incorporated. On November 24, 2014, the Montana Public Service Commission (MPSC) issued an order directing, in part, that Energy West require Gas Natural to repay an intercompany payable to Energy West, which was $2.2 million when repaid. NIL Funding is an affiliate of The InterTech Group, Inc. The chairperson and chief executive officer of The InterTech Group, Anita G. Zucker, beneficially owns 940,000 shares, or 8.96%, of Gas Natural’s outstanding common stock, as of February 9, 2015. Two members of Gas Natural’s board of directors, Mr. Bender and Mr. Johnston, currently serve as officers of The InterTech Group.

Related Person Transaction Policy

In accordance with our written policy adopted by the board of directors, on-going and future transactions with related parties will be:

•	on terms at least as favorable as those that we would be able to obtain from unrelated parties,

•	for bona fide business purposes, and

•	reviewed and approved by the audit committee or other independent directors in accordance with applicable law after full disclosure of the existence and nature of the conflicting interest in the related party transaction by the director involved in the acquisition.

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In addition, beginning in December 2013, our board adopted a series of resolutions directed toward reducing related party transactions including:

•	The cessation as of March 1, 2014, of all related party transactions with affiliates of Richard M. Osborne not governed by written contract,

•	The cessation of the purchase of natural gas from affiliates of Richard M. Osborne unless such purchases are pursuant to existing gas supply contracts and the price of the gas is less than Gas Natural can obtain from unaffiliated third parties, and

•	The approval by the board of directors of all invoices pertaining to related party transactions, including transactions governed by written contract, prior to Gas Natural paying the amount contained in the applicable invoice.

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SHAREHOLDER PROPOSALS

A shareholder intending to present a proposal for inclusion in our proxy statement for our 2016 annual meeting of shareholders must deliver a proposal, in accordance with the requirements of our code of regulations and Rule 14a-8 under the Exchange Act, to our secretary at our principal executive office no later than February 27, 2016. In addition to the applicable requirements of Rule 14a-8, a shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the shareholder proposing such business,
•	the number of shares of our common stock that are beneficially owned by the shareholder, and
•	any material interest of the shareholder in the business.

In order for a shareholder to present a proposal at our 2016 annual meeting of shareholders outside of a Rule 14a-8 proposal, a shareholder must deliver a proposal in accordance with the requirements of our code of regulations to our secretary at our principal executive office no earlier than March 31, 2016, and no later than May 30, 2016. A shareholder’s notice to the secretary must set forth as to each matter the shareholder proposes to bring before the meeting:

•	a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting,
•	the name and record address of the shareholder proposing such business,
•	the number of shares of our common stock that are beneficially owned by the shareholder,
•	any material interest of the shareholder in the business, and
•	a representation that such shareholder intends to appear in person or by proxy at the annual meeting to nominate the person named in its notice.

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OTHER MATTERS

Our board of directors is not aware of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the accompanying proxy to vote the shares they represent as the board of directors recommends.

We urge you to sign and return your proxy promptly to make certain your shares will be voted at the annual meeting. For your convenience, a return envelope is enclosed requiring no additional postage if mailed in the United States.

By Order of the Board of Directors,

Christopher J. Hubbert

Corporate Secretary

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gas natural inc.

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IMPORTANT ANNUAL MEETING INFORMATION 000004

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MR A SAMPLE
DESIGNATION (IF ANY)
ADD 1
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Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

1. Election of Directors:
   - 01 - Michael B. Bender
   - 02 - James P. Carney
   - 03 - Richard K. Greaves
   - 04 - Robert B. Johnston
   - 05 - Gregory J. Osborne
   - 06 - Michael T. Victor
   - 07 - Eric D. Weldele
   - 08 - Michael R. Winter

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of MaloneBailey, LLP as our independent auditor for the year ending December 31, 2015.	☐	☐	☐
3. To approve the advisory vote on executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

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MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND

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▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

gas natural inc.

Proxy — GAS NATURAL INC.

ANNUAL MEETING OF SHAREHOLDERS
July 29, 2015
Great Falls Civic Center, Commission Chambers, 2 Park Drive South, Great Falls, MT 59401
10:00 a.m. Mountain Time

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Gregory J. Osborne and James E. Sprague, or either one of them acting singly with full power of substitution, the proxy or proxies of the undersigned to attend the Annual Meeting of Shareholders of Gas Natural Inc., to be held on July 29, 2015, at Great Falls Civic Center located in the Commission Chambers, 2 Park Drive South, Great Falls, MT 59401, beginning at 10:00 a.m. Mountain Time, and any adjournments, and to vote all shares of stock that the undersigned would be entitled to vote if personally present in the manner indicated below, and on any other matters properly brought before the Annual Meeting or any adjournments thereof, all as set forth in the June [], 2015 Proxy Statement. The undersigned hereby acknowledges receipt of the Notice of Annual Meeting, Proxy Statement and Annual Report, including the Form 10-K for the year ended December 31, 2014, of Gas Natural Inc.

This proxy will be voted FOR all nominees and FOR approval of all of the other proposals unless otherwise indicated, and in the discretion of the proxies on all other matters properly brought before the meeting.

C Non-Voting Items

Change of Address — Please print your new address below.

Comments — Please print your comments below.

Meeting Attendance
Mark the box to the right if you plan to attend the Annual Meeting. ☐

IF VOTING BY MAIL, YOU MUST COMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD.

gas natural inc.

IMPORTANT ANNUAL MEETING INFORMATION

Using a **black ink** pen, mark your votes with an **X** as shown in this example. Please do not write outside the designated areas. ☒

Annual Meeting Proxy Card

▼ PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

A Proposals — The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1 and FOR Proposals 2 and 3.

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1. Election of Directors: 01 - Michael B. Bender; 02 - James P. Carney; 03 - Richard K. Greaves; 04 - Robert B. Johnston; 05 - Gregory J. Osborne; 06 - Michael T. Victor; 07 - Eric D. Weldele; 08 - Michael R. Winter

☐ **Mark here to vote FOR all nominees**

☐ **Mark here to WITHHOLD vote from all nominees**

☐ **For All EXCEPT** - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.

01	02	03	04	05	06	07	08
☐	☐	☐	☐	☐	☐	☐	☐

	For	Against	Abstain
2. To ratify the appointment of MaloneBailey, LLP as our independent auditor for the year ending December 31, 2015.	☐	☐	☐
3. To approve the advisory vote on executive compensation.	☐	☐	☐

B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

(Signature should be exactly as name or names appear on this proxy. If stock is held jointly each holder should sign. If signature is by attorney, executor, administrator, trustee or guardian, please give full title.)

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
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